Exhibit (a)(5)(N)

Nano Dimension Chairman & CEO Issues Video Message to Stratasys Shareholders To
Highlight Benefits of Its $18 Per Share All-Cash Special Tender Offer

Nano Dimension’s Offer Is the Superior Alternative for Stratasys Shareholders, Representing
Certain, Near-term Cash, at Premium Value

Stratasys Shareholders Have Until 11:59PM EDT on June 26, 2023 to Tender Shares

Nano Is Committed to Creating Value for Stratasys Shareholders and Seeks to Replace Seven
Stratasys Directors

Contact Georgeson Toll-Free at (877) 668-1646 for More Information

Learn More at www.StratasysValueNow.com

Waltham, Mass., June 15th, 2023 — Nano Dimension Ltd. (Nasdaq: NNDM) (“Nano Dimension”, “Nano” or the “Company”), a leading supplier of Additively Manufactured Electronics (“AME”) and multi-dimensional polymer, metal & ceramic Additive Manufacturing (“AM”) 3D printers, today released a video in which Yoav Stern, Chairman and Chief Executive Officer of the Company, addresses Stratasys Ltd. (Nasdaq: SSYS) (“Stratasys”) shareholders, highlighting the advantages of its special tender offer over Stratasys’ merger with Desktop Metal Inc. (NYSE: DM) (“Desktop Metal”) and the unsolicited proposal from 3D Systems Corp. (NYSE: DDD) (“3D Systems”).

Click here to watch the video: https://youtu.be/B0Q6FFcYjYs

In the video, Mr. Stern reiterates the following compelling points regarding Nano Dimension’s special tender offer:

•        Nano offers the certainty of cash versus uncertainty of dilution.

•        Nano’s $18.00 per share special tender offer delivers certain, near-term premium and all-cash value to Stratasys shareholders.

•        Nano’s offer provides more certainty than the Desktop Metal merger or the 3D Systems unsolicited proposal. With approximately $1 billion in cash and cash equivalents, Nano has the financial capacity to complete the special tender offer, which is not subject to Nano shareholders’ approval.

•        Nano has a clear vision and path to establish a market leader in Additive Manufacturing and deliver strong bottom-line results for shareholders.

•        Nano will focus on gross margins, EBITDA and earnings-per-share profitability to create lasting value for Stratasys’ shareholders.

•        In contrast, Stratasys management continues to make empty promises of becoming “a billion-dollar company,” only to deliver further cash burn and value destruction.

•        Change within Stratasys is needed NOW. Stratasys needs better leadership, operators and decision-makers that will optimize the business to realize its potential.

•        Nano has demanded that the Stratasys Board call an Extraordinary General Meeting for the purpose of removing a majority of the Stratasys Board of Directors and replacing them with highly qualified nominees proposed by Nano.

•     Nano believes such action is vital to prevent further value destruction.

All of the information related to the special tender offer, including the benefits of the special tender offer to Stratasys’ shareholders and the strategic rationale for the special tender offer, can be found on the dedicated website, at http://www.stratasysvaluenow.com.

For information on how to tender, please contact Georgeson toll-free at (877) 668-1646.

Nano Dimension has filed with the SEC a tender offer statement on Schedule TO, including an offer to purchase, which provides the terms and conditions of the special tender offer. The special tender offer will expire at 11:59 p.m. EDT on Monday, June 26, 2023, unless extended or earlier terminated in accordance with the offer to purchase and the applicable rules and regulations of the SEC and Israeli law. The closing of the special tender offer is subject to certain conditions, including that at least 5% of the issued and outstanding Stratasys shares are validly tendered and not properly withdrawn, at least 53% of the issued and outstanding Stratasys shares when aggregated with the Stratasys shares held by Nano are validly tendered and not properly withdrawn, and the Stratasys Board redeems its Rights Plan, dated July 25, 2022 and any Rights that may be issued and outstanding thereunder or Nano being satisfied in its sole discretion that the Rights will not become exercisable as a result of the tender offer, as described in the tender offer materials, including the offer to purchase, a related letter of transmittal and other tender offer documents.

Important Information About the Special Tender Offer

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Stratasys or any other securities, nor is it a substitute for the tender offer materials described herein. A tender offer statement on Schedule TO, including an offer to purchase, a related letter of transmittal and other tender offer documents, was filed with the SEC by Nano Dimension on May 25, 2023, as subsequently amended. Stratasys filed with the SEC a solicitation/recommendation statement on Schedule 14D-9, as required by the tender offer rules, on May 30, 2023, as subsequently amended.

INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ BOTH THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the offer to purchase, the related letter of transmittal, certain other tender offer documents and the solicitation/recommendation Statement and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Georgeson LLC, the information agent for the tender offer, named in the tender offer statement. In addition, Stratasys files annual reports, interim financial statements and other information, and Nano Dimension files annual reports, interim financial statements and other information with the SEC, which are available to the public at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Stratasys may be obtained at no charge on the investor relations page of Stratasys’ website at www.stratasys.com. Copies of the documents filed with the SEC by Nano Dimension may be obtained at no charge on the investor relations page of Nano Dimension’s website at www.nano-di.com.

About Nano Dimension

Nano Dimension’s (Nasdaq: NNDM) vision is to transform existing electronics and mechanical manufacturing into Industry 4.0 environmentally friendly & economically efficient precision additive electronics and manufacturing — by delivering solutions that convert digital designs to electronic or mechanical devices - on demand, anytime, anywhere.

Nano Dimension’s strategy is driven by the application of deep learning-based AI to drive improvements in manufacturing capabilities by using self-learning & self-improving systems, along with the management of a distributed manufacturing network via the cloud.

Nano Dimension serves over 2,000 customers across vertical target markets such as aerospace & defense, advanced automotive, high-tech industrial, specialty medical technology, R&D and academia. The company designs and makes Additive Electronics and Additive Manufacturing 3D printing machines and consumable materials. Additive Electronics are manufacturing machines that enable the design and development of High-Performance-Electronic-Devices (Hi-PED®s). Additive Manufacturing includes manufacturing solutions for production of metal, ceramic, and specialty polymers-based applications — from millimeters to several centimeters in size with micron precision.

Through the integration of its portfolio of products, Nano Dimension is offering the advantages of rapid prototyping, high-mix-low-volume production, IP security, minimal environmental footprint, and design-for-manufacturing capabilities, which is all unleashed with the limitless possibilities of additive manufacturing.

For more information, please visit  www.nano-di.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions or variations of such words are intended to identify forward-looking statements. For example, Nano Dimension is using forward-looking statements in this press release when it discusses the potential benefits and advantages of the special tender offer, the expiration time and date for the special tender offer, the timing and potential benefits of the Extraordinary General Meeting of Stratasys, potential for growth and value creation opportunities as a result of the special tender offer and the integration of Stratasys and the Company, and the comparative benefits of the Company’s tender offer weighed against the anticipated outcomes of the alternative transactions between Stratasys and Desktop Metal and between Stratasys and 3D Systems, respectively. Because such statements deal with future events and are based on Nano Dimension’s current expectations, they are subject to various risks and uncertainties. The completion of the special tender offer would be subject to certain conditions as described in the tender offer materials, including the offer to purchase, a related letter of transmittal and other tender offer documents. Actual results, performance, or achievements of Nano Dimension could differ materially from those described in or implied by the statements in this press release. The forward-looking statements contained or implied in this press release are subject to other risks and uncertainties, including those discussed under the heading “Risk Factors” in Nano Dimension’s annual report on Form 20-F filed with the SEC on March 30, 2023, and in any subsequent filings with the SEC. Except as otherwise required by law, Nano Dimension undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Nano Dimension is not responsible for the contents of third-party websites.

NANO DIMENSION INVESTOR RELATIONS CONTACT

Investor Relations | ir@nano-di.com

NANO DIMENSION MEDIA CONTACTS
Kal Goldberg / Bryan Locke / Kelsey Markovich | NanoDimension@fgsglobal.com